DocuSign Envelope ID: BF59A322-B4A7-45E1-9989-5720DD3B5BBD

IBN INVESTOR BRAND NETWORK

IBN Core SCA

Front online access for ASAP onboarding.
~~$5k One Time Fee~~ Included!

IBN SPEED PASS

Insertion order for Client Partner: Bravo Multinational Inc.

Includes IBN CORE Plus Relations Solutions including Corporate Communications, News Syndication & Social Media Solutions.

CORE Cost Subscription: $13k per month (first charge scheduled for 2/1/2024) - 2/7/2024

SCA Core Term: IBN Core Solutions & Social Media Relations Solutions will include continued coverage for 180 days

The Core Client Partner will be Featured & Profiled by the Dynamic Brand Portfolio (DBP) via IBN

Popular "Bolt On" Solutions (Check a box below to add additional solutions):

- ☐ **Brand Awareness Distribution (BAD)** Appear in the official newsfeeds of any large-cap company and reach millions following industry-related corporations. 5 days of coverage = $25k
- ☐ **Investor Relations Plus (IR+)** A suite of services designed to facilitate and accelerate efforts of IR professionals wherever needed and provide a highly effective turn-key solution for issuers = $19k quarterly
- ☐ **IBN Podcast Premier** Additional podcast bookings with all management aspects of pitching and scheduling handled by IBN's team, including post podcast feedback and follow up with shows = $9k quarterly

Client Partner Signature: DocuSigned by: [redacted] 22FD27848E50432... Date: February 7, 2024 | 10:50:47 AM EST

The Client Partner (CP) confirms that the information provided in this agreement for services is accurate and complete and correctly represents the business objectives of the Company. CP certifies, by the signature hereto of Client's authorized representative, that CP, including by and through the party signing for CP, has read the entire InvestorBrandNetwork (IBN) agreement and IBN Disclaimer at https://www.InvestorBrandNetwork.com/Disclaimer and hereby agrees to be bound by the terms of and representations in the IBN Disclaimer, this Service Agreement and the General Terms and Service Agreement found here: https://www.InvestorBrandNetwork.com/gtsa (collectively, the "Agreement"). The individual signing for CP also certifies his or her understanding of the agreement with our policies and agrees to be bound by such policies. CP further acknowledges there are no refunds of any sort or kind in cash and or in Free Trading Stock or Restricted Stock and that this insertion order is for marketing and advertising services only. CP also acknowledges no assurances have been made and holds no expectation of a response or reaction based on the services performed by IBN. CP indemnification will survive the completion or termination of this insertion order. CP will be responsible for advising IBN of any information or facts that would affect the accuracy of any prior data, as well as information publicly disseminated or furnished to IBN. This agreement, after the initial Subscription Term, will be Quarter to Quarter.